Bacterin Secures $15 Million Credit Facility with MidCap Financial and
Silicon Valley Bank

Proceeds to Retire Existing Debt Obligations, Provide Working Capital and Fund M&A
Activity

BELGRADE, MT, – August 1, 2011 – Bacterin International Holdings, Inc. (NYSE Amex: BONE), a leader in the development of revolutionary bone graft material and anti-infective coatings for medical applications, has secured a 42-month credit facility from MidCap Financial LLC and Silicon Valley Bank (SVB) that provides a line of credit up to $15 million.

Bacterin received a first tranche of $7 million at closing to retire all existing indebtedness with Bridge Bank and Western Technology Investments, with the remaining net cash proceeds of approximately $1.4 million to be used for working capital. A second tranche of $8 million is available for potential future acquisitions.

The 42-month financing carries interest only for the first nine months at an annual interest rate of one month LIBOR plus 7.50%, and straight-line amortization for the remaining 33 months. In connection with the financing, Bacterin will reduce its debt service payments through April 30, 2012 by approximately $60,000 per month from current levels.

As part of the financing, Bacterin has granted MidCap a warrant to purchase shares of Bacterin’s common stock equal to 7% of the amount drawn under the facility divided by the exercise price of $2.55 per share.

“MidCap and SVB will be strong partners for Bacterin in helping to fuel our growth,” said Guy Cook, Bacterin’s chairman and CEO. “This new credit facility substantially improves our working capital position while we continue to expand sales of our existing biologics products, as well as enhance our newly acquired Robinson MedSurg orthopedic implants with Bacterin’s anti-microbial coating technology.”

Bacterin is pursuing the FDA market approval process to add its anti-microbial coatings to the Robinson MedSurg’s product line, and plans to submit a 510(k) application before the end of the year. Once approved, the company expects to be the only company in the space that can offer this technology with anti-microbial coatings, with a market potential the company estimated at $600 million.

“The second tranche of this new facility allows us to be opportunistic with our M&A program,” added Cook, “as we focus on expanding our offerings for orthopedic implants for the extremities, such as foot and ankle, hands, cranial, and maxillofacial.”

About MidCap Financial LLC
MidCap Financial is a commercial finance company focused on middle market lending in healthcare and other specialty vertical markets. MidCap specializes in middle market loans in the $10 million to $200 million range. Its principal officers are all veterans of the healthcare finance industry, having worked together at three healthcare finance companies previously. The company is headquartered in Bethesda, MD, with offices in Chicago and Los Angeles. Additional information about MidCap Financial can be found at www.midcapfinancial.com.

About Silicon Valley Bank
Silicon Valley Bank is the premier bank for technology, life science, cleantech, venture capital, private equity and premium wine businesses. SVB provides industry knowledge and connections, financing, treasury management, corporate investment and international banking services to its clients worldwide through 26 U.S. offices and seven international operations. (Nasdaq: SIVB) www.svb.com.

Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Bank is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

About Bacterin International Holdings
Bacterin International Holdings, Inc. (NYSE Amex: BONE) develops, manufactures and markets biologics products to domestic and international markets. Bacterin's proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold to promote bone, subchondral repair and dermal growth. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops, employs, and licenses bioactive coatings for various medical device applications. Bacterin's strategic coating initiatives include antimicrobial coatings designed to inhibit biofilm formation and microbial contamination. For further information, please visit www.bacterin.com.

Important Cautions Regarding Forward-looking Statements
This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company’s ability to obtain FDA concurrence use for anti-microbial coatings in a timely manner; the Company's ability to meet its obligations under existing and anticipated contractual obligations; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability and willingness of third-party manufacturers to timely and cost-effectively fulfill orders from the Company; the ability of the Company's customers to pay and the timeliness of such payments, particularly during recessionary periods; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Company Contact:
Guy Cook
President & CEO
Bacterin International Holdings, Inc.
Tel 406-388-0480
gcook@bacterin.com

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
Tel 949-574-3860
info@liolios.com